EXHIBIT 5

[LETTERHEAD OF MCI, INC.]

May 7, 2004

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

      I am Executive Vice President and General Counsel of MCI, Inc., a Delaware corporation, (the “Company”) and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended, relating to the authorization of the issuance of 10,921,000 shares of the Company’s Common Stock, par value $.01 (the “Shares”), as well as rights (the “Rights”) to purchase additional Shares pursuant to the terms and conditions of a Rights Agreement, dated as of April 20, 2004, by and between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”), in connection with the MCI, Inc. 2003 Management Restricted Stock Plan (the “Plan”).

      I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

      Based upon the foregoing, I am of the opinion that the Shares and Rights have been duly authorized and, when issued in accordance with the terms of the Plan and the Rights Agreement, respectively, will be legally issued, fully paid and non-assessable.

      I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Anastasia D. Kelly

Anastasia D. Kelly
Executive Vice President and General Counsel